Exhibit (10.6)

Retirement Plan Restoration Program Summary

RETIREMENT PLAN RESTORATION PROGRAM SUMMARY
(Effective October 15, 2025)

I. OVERVIEW

Each year, the Company grants retirement plan awards intended to supplement or replace awards made under The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”). Awards (the “Retirement Awards”) are in the form of RSUs under three programs, granted under and subject to The Procter & Gamble 2025 Stock and Incentive Compensation Plan (the “2025 Plan”).

The PST Restoration program provides an award to eligible U.S. participants already enrolled in the PST. The IRS limits the amount of salary that can be used to calculate individual credits to the PST. This program restores the difference between the allowable PST credit and the amount that would have been credited without the IRS limits by granting PST Restoration Awards to all qualifying participants, including the CEO.

In addition, the International Retirement Plan (IRP) provides awards to foreign-based employees who are placed on U.S. pay programs but work outside the U.S. and are therefore not eligible for the PST. These employees receive a yearly grant of IRP RSUs based on a formula that mirrors the PST contribution formula.

Finally, the Supplemental Retirement Income (SRI) program provides awards to a small number of experienced senior hires. It is intended to supplement the PST based on additional credit service years agreed to at the time of employment.

II. AWARD TERMS

The Retirement Awards earned from the prior fiscal year ended June 30 will be granted on the first Thursday in August (the “Grant Date”). The Retirement Awards vest immediately if the employee has more than 3 years of service. The Retirement Awards are eligible for dividend equivalents. Except as provided in Section III below, the Retirement Awards will have the payment terms and conditions reflected in the applicable attached RSU award agreement (Form RTD for participants other than Principal Officers; Form RTD-C for Principal Officers), as applicable to the participant.

As provided in more detail in the RSU award agreement, vested Retirement Awards will be delivered by default one year post separation and may be further deferred by at least five years in accordance with section 409A of the Internal Revenue Code. In addition, the Restoration Awards and dividend equivalents granted to Principal Officers may be diversified using investment choices available under The Procter & Gamble Company Executive Deferred Compensation Plan once the Principal Officer is age 45. The amount diversified will be determined by multiplying the number of RSUs to be converted by the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of conversion.

Award amounts are calculated by the US Retirement Plans Administration Team pursuant to the terms of the PST plan. The Awards will be made in the form of RSUs, with the number of units determined by dividing the amounts of each award by the average price of the Company’s Common Stock purchased to fund the annual PST contributions and including the value of the missed dividend payment. Amounts are rounded up to the next full unit.

If applicable, Participants must accept their awards according to the terms of the Award Letter or the Award will not be granted.

III. AWARD FORM

Awards are made in the form of RSUs, except that if a participant with more than 3 years of service separates before the Grant Date, the award is paid as a lump sum cash payment as soon as practicable following the Grant Date, and in any event no later than 30 days following the Grant Date.

IV. AWARD SETTLEMENT

Upon separation from the Company, the Retirement Awards will be settled as shares on the one-year anniversary of the participant’s separation, or on the dates designated pursuant to a deferral election or subsequent deferral election under section 409A.

V. CHANGE IN CONTROL

If there is a Change in Control, the provisions of Article 17 of the 2025 Plan will apply.

VI. GENERAL TERMS AND CONDITIONS

This program document may be amended at any time by the Committee. A participant shall not have a legally binding right to a Retirement Award or a lump sum cash payment unless and until the award is granted or the payment is made.